Exhibit 99.1

News Release

Skilled Healthcare Group Announces Agreement to Settle Humboldt County Class Action

FOOTHILL RANCH, Calif., September 7, 2010 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced that it has reached agreement to settle the case entitled VINNIE LAVENDER, by and through her Conservator, WANDA BAKER; WALTER SIMON; JACQUELYN VILCHINSKY vs. SKILLED HEALTHCARE GROUP, INC., et al (and 22 individually-named California nursing facilities receiving administrative services from Skilled Healthcare, LLC). The terms of the settlement remain subject to the approval of the Superior Court of California, Humboldt County.

Under the terms of the settlement , the Company will deposit a total of $50 million into escrow accounts to cover settlement payments to class members, notice and claims administration costs, certain service payments to named plaintiffs, plaintiffs’ attorneys’ fees and costs (to be approved by the Humboldt County Court) and certain other payments. The escrow accounts are expected to be funded by Skilled Healthcare’s revolving credit facility. Additionally there is an injunction which requires the 22 defendants that operate California nursing facilities to provide specified nurse staffing levels, comply with specified state and federal laws governing staffing levels and posting requirements, and provide reports and information to a monitor. The injunction will remain in effect for a period of 24 months unless extended for additional three-month periods as to those defendants that may be found in violation. Defendants demonstrating compliance for an 18-month period may petition for termination of the injunction.

As part of the settlement, the plaintiffs have agreed to release the Company and other defendants from claims related to the litigation. The settlement contains no admission or concession of wrongdoing by the Company or any other defendants.

About Skilled Healthcare Group

Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $768 million and approximately 14,500 employees as of June 30, 2010. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 79 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Nevada, Montana and New Mexico. References made in this release to “Skilled Healthcare”, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Forward-Looking Statements

This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include the forward looking statements about the settlement of the Lavender case. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk that the settlement is not approved by the Humboldt County Court, the costs of complying with the injunction exceed those estimated by the Company, the parties in the Lavender case bring additional claims against the Company and the factors described in Skilled Healthcare’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Investor Contact:

Skilled Healthcare Group, Inc.

Dev Ghose or Shelly Hubbard

(949) 282-5800